EXHIBIT 1(i)
                              ST. CLAIR FUNDS, INC.
                             ARTICLES SUPPLEMENTARY

      ST. CLAIR FUNDS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended, (the "1940 Act"), and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: In accordance with procedures established in the Corporation's Charter, the Board of Directors of the Corporation, by resolution dated November 7, 1996, changed the name of the following, previously designated series of the Corporation, pursuant to Section 2-605(a)(4) of Maryland General Corporate Law:

Previously Designated Series                          New Name

1.    Class A-Money Market-Fiduciary Portfolio        St.   Clair    Liquidity
Plus Money Market
                                                Fund

      SECOND: The shares of the Corporation classified pursuant to Article First of these Articles Supplementary have been so classified by the Board of Directors under the authority contained in the Charter of the Corporation. The number of Shares of capital stock of the various series that the Corporation has authority to issue has been established by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

      THIRD: Immediately prior to the effectiveness of the Articles Supplementary of the Corporation as herein above set forth, the Corporation had the authority to issue two billion (2,000,000,000) shares of Common Stock of the par value of $.001 per share and of the aggregate par value of two million dollars ($2,000,000), of which the Board of Directors had designated one billion nine hundred million (1,900,000,000) shares into Series and classified the shares of each Series as follows:


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                          Previously Classified Shares
                                                        Authorized
Name of Shares                                        Shares (in millions)

St. Clair Class A-Money Market-Fiduciary Portfolio                600
Class B-Money Market-Prime Portfolio                                    500
Class C-Intermediate Bond Portfolio                               500
Class D-Institutional Index Equity Fund                                 300

      As amended hereby, the Corporation's Articles of Incorporation authorize the issuance of two billion (2,000,000,000) shares of Common Stock of the par value of $0.001 per share and having an aggregate par value of two million dollars ($2,000,000), of which the Board of Directors has designated nine hundred million (900,000,000) shares into Series and classified the shares of each Series as follows:
                        Current Classification of Shares
Name of Shares                                        Authorized Shares
                                                      (in millions)

St. Clair Liquidity Plus Money Market Fund                  600
Institutional Index Equity Fund                             300

      FOURTH: The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each share of Liquidity Plus Money Market Fund and Institutional Index Equity Fund shall be as set forth in the Corporation's Articles of Incorporation and shall be subject to all provisions of the Articles of Incorporation relating to shares of the Corporation generally.


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      IN WITNESS  WHEREOF,  St.  Clair Funds,  Inc.  has caused  these  Articles
Supplementary to be signed in its name on its behalf by its authorized  officers
who  acknowledge  that  these  Articles   Supplementary   are  the  act  of  the
Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.


Date: __________, 1996
                                                ST. CLAIR FUNDS, INC.

[CORPORATE SEAL]
                                                By: :
                                                      Terry H. Gardner
                                                      Vice President
Attest:



Lisa Anne Rosen
Secretary